                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G
                                (RULE 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                          (Amendment No.          )(1)
                                        ---------

                                  DSL.net, Inc.
           --------------------------------------------------------
                                (Name of Issuer)

                          Common Stock Par Value $0.005
           --------------------------------------------------------
                          (Title of Class of Securities)

                                   262506 10 8
           --------------------------------------------------------
                                 (CUSIP Number)


           --------------------------------------------------------
            (Date of Event which requires filing of this Statement)

Check the appropriate box to designate the Rule pursuant to which this
Schedule is filed:

         |_|      Rule 13d-1(b)
         |_|      Rule 13d-1(c)
         |X|      Rule 13d-1(d)

-------------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 262506 10 8                  13G               Page 2 of 23 Pages

 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of Above Persons (entities only).

     Oak Investment Partners VIII, Limited Partnership
     06-1522124
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting  Power
 Beneficially Owned               3,560,714 Shares of Common Stock
 by Each Reporting           --------------------------------------------------
 Person With                  (6) Shared Voting Power
                                  Not applicable
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  3,560,714 Shares of Common Stock
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  Not applicable
-------------------------------------------------------------------------------
(9) Aggregate Amount Beneficially Owned by Each Reporting Person

     3,560,714 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
     / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row 9

     6.10%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 262506 10 8                  13G               Page 3 of 23 Pages

 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of Above Persons (entities only).

     Oak Associates VIII, LLC
     06-1523705
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting  Power
 Beneficially Owned               Not applicable
 by Each Reporting           --------------------------------------------------
 Person With                  (6) Shared Voting Power
                                  3,560,714 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  3,560,714 Shares of Common Stock
-------------------------------------------------------------------------------
(9) Aggregate Amount Beneficially Owned by Each Reporting Person

     3,560,714 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
     / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row 9

     6.10%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     OO-LLC
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 262506 10 8                  13G               Page 4 of 23 Pages

 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of Above Persons (entities only).

     Oak VIII Affiliates Fund, Limited Partnership
     06-1528836
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting  Power
 Beneficially Owned               68,963 Shares of Common Stock
 by Each Reporting           --------------------------------------------------
 Person With                  (6) Shared Voting Power
                                  Not applicable
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  68,963 Shares of Common Stock
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  Not applicable
-------------------------------------------------------------------------------
(9) Aggregate Amount Beneficially Owned by Each Reporting Person

    68,963 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
     / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row 9

     0.12%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 262506 10 8                  13G               Page 5 of 23 Pages

 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of Above Persons (entities only).

     Oak VIII Affiliates, LLC
     06-1531129
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting  Power
 Beneficially Owned               Not applicable
 by Each Reporting           --------------------------------------------------
 Person With                  (6) Shared Voting Power
                                  68,963 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  68,963 Shares of Common Stock
-------------------------------------------------------------------------------
(9) Aggregate Amount Beneficially Owned by Each Reporting Person

    68,963 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
     / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row 9

     0.12%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     OO-LLC
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 262506 10 8                  13G               Page 6 of 23 Pages

 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of Above Persons (entities only).

     Oak Management Corporation
     06-0990851
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting  Power
 Beneficially Owned               Not applicable
 by Each Reporting           --------------------------------------------------
 Person With                  (6) Shared Voting Power
                                  3,629,677 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  3,629,677 Shares of Common Stock
-------------------------------------------------------------------------------
(9) Aggregate Amount Beneficially Owned by Each Reporting Person

    3,629,677 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
     / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row 9

     6.22%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     CO
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 262506 10 8                  13G               Page 7 of 23 Pages

 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of Above Persons (entities only).

     Bandel L. Carano
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting  Power
 Beneficially Owned               Not applicable
 by Each Reporting           --------------------------------------------------
 Person With                  (6) Shared Voting Power
                                  3,629,677 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  3,629,677 Shares of Common Stock
-------------------------------------------------------------------------------
(9) Aggregate Amount Beneficially Owned by Each Reporting Person

    3,629,677 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
     / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row 9

     6.22%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 262506 10 8                  13G               Page 8 of 23 Pages

 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of Above Persons (entities only).

     Gerald R. Gallagher
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting  Power
 Beneficially Owned               Not applicable
 by Each Reporting           --------------------------------------------------
 Person With                  (6) Shared Voting Power
                                  3,629,677 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  3,629,677 Shares of Common Stock
-------------------------------------------------------------------------------
(9) Aggregate Amount Beneficially Owned by Each Reporting Person

    3,629,677 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
     / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row 9

     6.22%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 262506 10 8                  13G               Page 9 of 23 Pages

 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of Above Persons (entities only).

     Edward F. Glassmeyer
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting  Power
 Beneficially Owned               Not applicable
 by Each Reporting           --------------------------------------------------
 Person With                  (6) Shared Voting Power
                                  3,629,677 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  3,629,677 Shares of Common Stock
-------------------------------------------------------------------------------
(9) Aggregate Amount Beneficially Owned by Each Reporting Person

    3,629,677 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
     / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row 9

     6.22%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 262506 10 8                  13G               Page 10 of 23 Pages

 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of Above Persons (entities only).

     Fredric W. Harman
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting  Power
 Beneficially Owned               Not applicable
 by Each Reporting           --------------------------------------------------
 Person With                  (6) Shared Voting Power
                                  3,629,677 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  3,629,677 Shares of Common Stock
-------------------------------------------------------------------------------
(9) Aggregate Amount Beneficially Owned by Each Reporting Person

    3,629,677 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
     / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row 9

     6.22%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 262506 10 8                  13G               Page 11 of 23 Pages

 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of Above Persons (entities only).

     Ann H. Lamont
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting  Power
 Beneficially Owned               Not applicable
 by Each Reporting           --------------------------------------------------
 Person With                  (6) Shared Voting Power
                                  3,629,677 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  3,629,677 Shares of Common Stock
-------------------------------------------------------------------------------
(9) Aggregate Amount Beneficially Owned by Each Reporting Person

    3,629,677 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
     / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row 9

     6.22%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 262506 10 8                  13G               Page 12 of 23 Pages

 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of Above Persons (entities only).

     Eileen M. More
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting  Power
 Beneficially Owned               Not applicable
 by Each Reporting           --------------------------------------------------
 Person With                  (6) Shared Voting Power
                                  3,629,677 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  3,629,677 Shares of Common Stock
-------------------------------------------------------------------------------
(9) Aggregate Amount Beneficially Owned by Each Reporting Person

    3,629,677 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
     / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row 9

     6.22%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                                            Page 13 of 23 pages

                                  Schedule 13G
                               Amendment No. ___*
                          Common Stock Par Value $0.005
                              CUSIP No. 262506 10 8

ITEM 1(a)                  NAME OF ISSUER:
                           DSL.net, Inc.

ITEM 1(b)                  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                                545 Long Warf Drive, 5th Floor
                                New Haven, Connecticut 06511

ITEM 2(a)                  NAME OF PERSON FILING:

     Oak Investment Partners VIII, Limited Partnership
     Oak Associates VIII, LLC
     Oak VIII Affiliates Fund, Limited Partnership
     Oak VIII Affiliates, LLC
     Oak Management Corporation
     Bandel L. Carano
     Gerald R. Gallagher
     Edward F. Glassmeyer
     Fredric W. Harman
     Ann H. Lamont
     Eileen M. More (as of January 1, 2000, Ms. More has ceased to be a filing person)

ITEM 2(b)                  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                           RESIDENCE:

     c/o Oak Management Corporation
     One Gorham Island
     Westport, CT 06880

ITEM 2(c)                  CITIZENSHIP:

     Please refer to Item 4 on each cover sheet for each filing person

ITEM 2(d)                  TITLE OF CLASS OF SECURITIES:

     Common stock Par Value $0.005

ITEM 2(e)                  CUSIP NUMBER:            262506 10 8

                                                            Page 14 of 23 pages

ITEM 3                     Not Applicable.

ITEM 4                     OWNERSHIP.

     The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Entities is based upon 58,363,313 shares outstanding as of November 10, 1999, as reported in the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999.

     Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

ITEM 5                     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6                     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                           ANOTHER PERSON.

     Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable

ITEM 8                     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                           GROUP.

     Not applicable

ITEM 9                     NOTICE OF DISSOLUTION OF GROUP.

     Not applicable

ITEM 10                    CERTIFICATIONS.

     Not applicable

                                                            Page 15 of 23 pages

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

SIGNATURE:

     Dated:  February 14, 2000

     Entities:

Oak Investment Partners VIII, Limited Partnership
Oak Associates VIII, LLC
Oak VIII Affiliates Fund, Limited Partnership
Oak VIII Affiliates, LLC
Oak Management Corporation

                                            By:      /S/ EDWARD F. GLASSMEYER
                                                     Edward F. Glassmeyer, as
                                                     General Partner or
                                                     Managing Member or as
                                                     Attorney-in-fact for the
                                                     above-listed entities

     Individuals:

Bandel L. Carano
Gerald R. Gallagher
Edward F. Glassmeyer
Fredric W. Harman
Ann H. Lamont
Eileen M. More

                                            By:      /S/ EDWARD F. GLASSMEYER
                                                     Edward F. Glassmeyer,
                                                     Individually and as
                                                     Attorney-in-fact for the
                                                     above-listed individuals

                                                            Page 16 of 23 pages

                                INDEX TO EXHIBITS


                                                                                                 PAGE
EXHIBIT A                           Agreement of Reporting Persons                               17

EXHIBIT B                           Power of Attorney                                            18
